SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Transmeta Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 1, 2003

To our stockholders:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Transmeta Corporation to be held at the Hilton Santa Clara at 4949 Great America Parkway, Santa Clara, California, on Thursday, May 29, 2003 at 8:00 a.m., local time.

      The matters to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

      Please use this opportunity to take part in Transmeta’s affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

      We hope to see you at the meeting.

Sincerely,

Matthew R. Perry
President and Chief Executive Officer

Transmeta Corporation

3990 Freedom Circle
Santa Clara, California 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

      The 2003 Annual Meeting of Stockholders of Transmeta Corporation will be held at the Hilton Santa Clara at 4949 Great America Parkway, Santa Clara, California, on Thursday, May 29, 2003 at 8:00 a.m., local time.

      At the meeting, you will be asked to consider and vote upon the following matters:

      1. The election of two Class III directors, each for a term of three years and until his successor has been elected and qualified or until his earlier resignation, death or removal. At the meeting, our board of directors intends to present the following nominees for election as Class III directors:

William P. Tai
Rick Timmins

      2. A proposal to ratify the selection of Ernst & Young LLP as our independent auditors for 2003.

      3. To transact such other business that may properly come before the meeting or any adjournment or postponement of the meeting.

      These items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on April 16, 2003 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

John O’Hara Horsley
Secretary

Santa Clara, California

May 1, 2003

Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting.

PROXY STATEMENT
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
PRINCIPAL STOCKHOLDERS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Fiscal 2002
AGGREGATED OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT ON EXECUTIVE COMPENSATION
COMPANY STOCK PRICE PERFORMANCE
PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
OTHER BUSINESS

Transmeta Corporation

3990 Freedom Circle
Santa Clara, California 95054

PROXY STATEMENT

May 1, 2003

      The accompanying proxy is solicited on behalf of the board of directors of Transmeta Corporation, a Delaware corporation, for use at the 2003 Annual Meeting of Stockholders to be held at the Hilton Santa Clara at 4949 Great America Parkway, Santa Clara, California, on Thursday, May 29, 2003 at 8:00 a.m., local time. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about May 1, 2003. Our annual report for fiscal year 2002 is enclosed with this proxy statement.

Record Date; Quorum

      Only holders of record of common stock at the close of business on April 16, 2003 will be entitled to vote at the meeting. At the close of business on the record date, we had 138,530,976 shares of common stock outstanding and entitled to vote.

      A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business. If stockholders cause abstentions to be recorded or brokers holding their clients’ shares of record cause “broker non-votes” (as described below) or abstentions to be recorded, these shares will be considered present and entitled to vote at the meeting and will be counted toward determining whether or not a quorum is present.

Voting Rights; Required Vote; Voting of Proxies

      Stockholders are entitled to one vote for each share held as of the record date. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Negative votes will not affect the outcome of the election of directors. All other matters require the affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and are voted for or against the proposal. Abstentions will have no effect with regard to the election of directors, since approval of a percentage of shares present or outstanding is not required for this proposal, but will have the same effect as negative votes with regard to all other matters.

      Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as all of the proposals to be voted on at the meeting. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the meeting, and will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Although all of the proposals to be voted on at the meeting are considered “routine,” where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal and would not be taken into account in determining the outcome of the non-routine proposal.

      The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal.

      The proxy sent with this proxy statement is solicited on behalf of the board of directors. We ask all stockholders to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope or otherwise mail it to Transmeta. All returned, signed proxies that are not revoked will be voted in accordance with the instructions in the proxy. Returned, signed proxies that give no instructions as to how they should be voted on a particular proposal will be counted as votes “for” that proposal. In the case of the election of directors, proxies that give no instructions as to how they should be voted will be counted as voted “for” election to the board of all the nominees presented by the board.

      If we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxy holders may propose one or more adjournments of the meeting to permit further solicitations of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

      We will pay the expenses of soliciting the proxies for the meeting. After the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph or in person. After the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

      A stockholder may revoke a proxy at any time before it is voted. A proxy may be revoked by signing and returning a proxy with a later date, by delivering a written notice of revocation to us stating that the proxy is revoked or by attending the meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

      The board currently consists of seven directors. The board is divided into three classes with overlapping three-year terms. A director serves in office until his respective successor is duly elected and qualified or until his earlier resignation, death or removal. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

      Two Class III directors are to be elected at the meeting for a three-year term ending in 2006. The nominating committee of the board has nominated William P. Tai and Rick Timmins for election as the Class III directors. Larry Carter, who joined our board in 2000 and whose term is scheduled to expire at the 2003 Annual Meeting, will retire from our board and audit committee effective as of the date of the 2003 Annual Meeting. The board of directors thanks Mr. Carter for his exemplary service to Transmeta. The nominating committee has nominated Mr. Timmins to fill both the vacancy on our board and the vacancy on our audit committee following Mr. Carter’s retirement.

      Shares represented by the accompanying proxy will be voted “for” the election of the two nominees recommended by the board unless the proxy is marked to withhold authority to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a director.

      The board recommends a vote FOR the election of each nominated director.

Nominees for Election to the Board of Directors

      The table and biographies below present information about the nominees.

			Director
Name of Director	Age	Principal Occupation	Since

William P. Tai(1)(2)(3)	40	General Partner of Charles River Ventures and Managing Director of Institutional Venture Management	1995
Rick Timmins(4)	50	Vice President, Worldwide Sales and Service Finance of Cisco Systems, Inc.	—

(1)	Member of the compensation committee.

(2)	Member of the audit committee.

(3)	Member of nominating committee.

(4)	If elected to the board, Mr. Timmins will serve as a member of the audit committee.

      William P. Tai has served as a director of Transmeta since December 1995. Since June 2002, Mr. Tai has served as a general partner of Charles River Ventures, a venture capital firm. Since July 1997, Mr. Tai has also served as a general partner and managing director of Institutional Venture Management, a venture capital firm. Mr. Tai also serves on the boards of directors of Microtune, a provider of broadband wireless components and 8x8 Inc., a provider of IP telephony silicon and solutions, as well as several privately held companies. Mr. Tai holds a B.S. in electrical engineering from the University of Illinois and an M.B.A. from the Harvard Graduate School of Business.

      Rick Timmins has been employed since January 1996 at Cisco Systems, Inc., a computer networking products company, where he has held a series of financial management positions, most recently as Vice President of Worldwide Sales and Service Finance. From January 1974 until December 1995, he was employed at Motorola, a provider of integrated communications solutions and embedded electronic solutions, where he held a series of financial management positions, most recently as Vice President and Controller of the Microprocessor, Memory and Microcontroller Group. Mr. Timmins also serves on the board of directors of Ultratech Stepper, Inc., a developer and manufacturer of photolithography equipment used in the fabrication of semiconductor and nanotechnology components. He holds a B.S. in Accounting and Finance from the University of Arizona and an M.B.A. from St. Edward’s University in Austin, Texas. Mr. Timmins is a Certified Public Accountant.

Directors Continuing in Office

      The table and biographies below present information about each director whose term of office continues after the meeting.

			Term
Name of Director	Age	Principal Occupation	Expires

R. Hugh Barnes	57	Independent Technology Consultant	2004
David R. Ditzel	46	Vice Chairman of the Board and Chief Technology Officer of Transmeta	2005
Murray A. Goldman(3)	65	Chairman of the Board and Independent Technology Consultant	2004
Matthew R. Perry	40	President and Chief Executive Officer of Transmeta	2004
T. Peter Thomas(1)(2)(3)	56	Managing Director of Institutional Venture Management	2005

(1)	Member of the compensation committee.

(2)	Member of the audit committee.

(3)	Member of nominating committee.

      R. Hugh Barnes has served as a director of Transmeta since November 1998 and served as President and Chief Operating Officer of Transmeta from October 2001 to April 2002. Mr. Barnes served as a business advisor to Transmeta from March 1997 to November 1998. From April 1984 to January 1997, Mr. Barnes was employed at Compaq Computer Corporation, a computer manufacturer, where he held a variety of positions, most recently as Vice President and Chief Technical Officer. Mr. Barnes holds a B.S. in electrical engineering from Iowa State University.

      David R. Ditzel is a co-founder of Transmeta. Mr. Ditzel has served as Vice Chairman of the board of directors and Chief Technology Officer since March 2001 and has been a director of Transmeta since March 1995. From March 1995 to March 2001, Mr. Ditzel served as Chief Executive Officer of Transmeta and as President from March 1995 to January 2000. In addition, Mr. Ditzel served as Vice President of Engineering of Transmeta from March 1995 to November 1998. From 1987 to 1995, Mr. Ditzel was employed at Sun Microsystems, a provider of network computing environments, where he held a variety of positions, most recently as Director of SPARC Laboratories and Chief Technical Officer of the Microelectronics division. From 1978 to 1987, Mr. Ditzel was employed at AT&T Bell Laboratories, where he was a Member of Technical Staff. Mr. Ditzel holds a B.S. in electrical engineering and a B.S. in computer science from Iowa State University and an M.S. in electrical engineering and computer science from the University of California at Berkeley.

      Murray A. Goldman has served as Chairman of the board of directors of Transmeta since November 1998 and served as Chief Executive Officer from October 2001 to April 2002. Dr. Goldman served as a business advisor to Transmeta from March 1997 to November 1998. From July 1969 to January 1997, Dr. Goldman was employed at Motorola, a provider of integrated communications solutions and embedded electronic solutions, where he held a variety of positions, most recently as Executive Vice President and Assistant General Manager of the Semiconductor Products Sector. Dr. Goldman also serves on the boards of directors of Three Five Systems, a designer and manufacturer of display modules, and several privately held companies. Dr. Goldman holds a B.S. in electrical engineering from the University of Pittsburgh and an M.S. and a Ph.D. in electrical engineering from New York University.

      Matthew R. Perry has served as President and Chief Executive Officer and as a director of Transmeta since April 2002. From December 1995 to April 2002, Dr. Perry was employed at Cirrus Logic, Inc., a supplier of chip solutions for consumer entertainment electronics, where he held a variety of positions, most recently as Vice President and General Manager, in which position he managed, in succession, Cirrus Logic’s Embedded Processors Division, Crystal Products Division and Optical Products Division. Before joining Cirrus Logic, Dr. Perry was employed at Advanced Micro Devices, a supplier of integrated circuits and, prior to that, at Motorola, a provider of integrated communications solutions and embedded electronic solutions, in each case where he held management positions. Dr. Perry earlier served as an Assistant Professor of Electrical Engineering at Texas Tech University. Dr. Perry also serves on the board of directors of the Consumer Electronics Association. Dr. Perry holds a B.S. in electrical engineering, an M.S. in electrical engineering and a Ph.D. in electrical engineering, all from Oklahoma State University.

      T. Peter Thomas has served as a director of Transmeta since December 1995. Since November 1985, Mr. Thomas has served as managing director of Institutional Venture Management. Mr. Thomas also serves on the board of Atmel Corp., a manufacturer of a broad range of high performance non-volatile memory and logic integrated circuits, and At Road, Inc., an integrator of global positioning, wireless communications and internet technology for Mobile Resource Management, as well as several privately held companies. Mr. Thomas holds a B.S. in electrical engineering from Utah State University and an M.S. in computer science from Santa Clara University.

Board of Directors Meetings and Committees

      During 2002, the board met eight times, including telephone conference meetings and acted by unanimous written consent once. With the exception of Larry R. Carter, each director attended more than 75% of the total number of meetings held by the board while he was a director. Further, with the exception of Mr. Carter, each director attended more than 75% of the total number of meetings held by a committee of the board on which the director served.

      Standing committees of the board include an audit committee, a compensation committee and a nominating committee. The current members of the audit committee are Messrs. Carter, Tai and Thomas, all of whom are independent directors as defined in the rules of the Nasdaq Stock Market. Mr. Carter will retire from the audit committee at the 2003 Annual Meeting. If elected to the board, Mr. Timmins will serve as a member of the audit committee. The audit committee met six times during 2002. The audit committee reviews our financial statements and accounting practices, reviews and recommends to our board the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors.

      The current members of the compensation committee are Messrs. Tai and Thomas. The compensation committee met twice and acted by unanimous written consent six times during 2002. The compensation committee reviews and recommends the compensation and benefits for our officers and directors, including the award of options and stock under our employee benefit plans and reviews our general policy relating to compensation and benefits.

      Messrs. Goldman, Tai and Thomas are the members of the nominating committee, which was established in July of 2002. The nominating committee identifies a slate of nominees to be proposed by us for election at each annual meeting of stockholders and identifies potential candidates to fill board vacancies that may be created by expansion of the number of members of the board or by resignation, retirement or other termination of service of incumbent board members. The nominating committee did not meet in 2002.

Director Compensation

      We reimburse board members for reasonable expenses associated with their attendance at board meetings. Members of the board are eligible to participate in our 2000 Equity Incentive Plan. Each option has a ten-year term and will terminate three months after the date the director ceases to be a director or consultant or twelve months if the termination is due to death or disability. The options become exercisable and the shares vest over three years at a rate of one-third of the shares after one year from the grant date and 2.77778% of the shares each month after that, so long as the non-employee director remains a director or consultant. In the event of our dissolution, liquidation or a change in control transaction, the options will vest and be exercisable in full.

      Our 2000 Equity Incentive Plan provides for automatic and non-discretionary option grants to directors who are not employed by Transmeta or by a parent or subsidiary of Transmeta. Each non-employee director who becomes a member of our board will automatically be granted an option to purchase 30,000 shares of our common stock as of the date that director joins the board. Immediately after each annual meeting of our stockholders, each non-employee director will automatically be granted an additional option to purchase 15,000 shares of our common stock, as long as the non-employee director is a member of our board on that date and has served continuously as a member of our board for at least twelve months since the last option grant to that non-employee director. If less than twelve months has passed, then the number of shares subject to the option granted after the annual meeting will be equal to 15,000 multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last option grant to that director and the denominator of which is 365 days. The exercise price will be the fair market value of our common stock on the date of grant. The option will have a ten-year term and will terminate three months after the date the director ceases to be a director or consultant or twelve months if the termination is due to death or disability. All options granted to non-employee directors will vest over three years at a rate of one-third of the total shares on the first anniversary of the date of grant, and 2.77778% of the total shares each month after that, so long as the non-employee director remains a director or consultant. In the event of our dissolution, liquidation or a change in control transaction, options granted to our non-employee directors under the plan will vest and be exercisable in full. Under this program, we granted Messrs. Barnes, Carter, Goldman, Tai and Thomas each a nonqualified option to purchase 15,000 shares of our common stock, at a price of $2.48 per share, in May 2002.

      If Rick Timmins is elected to the board, then in addition to the automatic and non-discretionary option to purchase 30,000 shares of our common stock to be granted to Mr. Timmins upon his election to the board, we intend to grant concurrently to Mr. Timmins an additional option to purchase 30,000 shares of our common stock under our 2000 Equity Incentive Plan. This additional option will be granted, in part, due to his additional responsibilities as chairman of the audit committee, to which we intend to appoint Mr. Timmins. The option will vest over three years at a rate of one-third of the total shares on the first anniversary of the date of grant, and 2.77778% of the total shares each month after that, so long as he remains a director or consultant. In the event of our dissolution, liquidation or a change in control transaction, the option will vest and be exercisable in full.

PRINCIPAL STOCKHOLDERS

      The following table presents information about the beneficial ownership of our common stock as of April 16, 2003 by:

•	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

•	each director and nominee;

•	each executive officer named in the Summary Compensation Table in this proxy statement; and

•	all directors and executive officers as a group.

      The percentage of beneficial ownership for the table is based on 138,530,976 shares of our common stock outstanding as of April 16, 2003. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o Transmeta Corporation, 3990 Freedom Circle, Santa Clara, California 95054.

      Beneficial ownership is determined under the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has the right to acquire within 60 days after April 16, 2003, through the exercise of any option or warrant. However, the percentage ownership of the common stock is based on the assumption, as required by the rules of the Securities and Exchange

Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

	Number of Shares	Percentage
	of Common Stock	Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned

T. Peter Thomas(1)	11,634,129	8.40%
James R. Singer	11,142,900	8.04
Paul G. Allen(2)	6,735,000	4.86
David R. Ditzel(3)	4,176,865	3.02
William P. Tai(4)	3,662,623	2.64
Matthew R. Perry(5)	1,158,333	*
Murray A. Goldman(6)	1,011,592	*
Barry L. Rubinson(7)	685,291	*
Fred Brown(8)	568,815	*
R. Hugh Barnes(9)	381,592	*
John O’Hara Horsley(10)	283,250	*
All executive officers and directors as a group (15 persons)	24,465,192	17.66

*	Less than 1% ownership.

(1)	Represents 117,433 shares held by Mr. Thomas that he may be deemed to own beneficially. Includes 163,888 shares held by Institutional Venture Management VI, L.P, 7,569,704 shares held by Institutional Venture Partners VI, L.P. and 483,106 shares held by IVP Founders Fund I, L.P. T. Peter Thomas and seven other individuals are general partners of Institutional Venture Management VI, L.P., which is a general partner of each of Institutional Venture Partners VI, L.P. and IVP Founders Fund I, L.P. Also includes 26,666 shares held by Institutional Venture Management VII, L.P. and 1,293,332 shares held by Institutional Venture Partners VII, L.P. T. Peter Thomas, William P. Tai and eight other individuals are general partners of Institutional Venture Management VII, L.P., which is a general partner of Institutional Venture Partners VII, L.P. Also includes 1,950,000 shares held by Institutional Venture Partners VIII, L.P., 21,000 shares held by IVM Investment Fund VIII, LLC and 9,000 shares held by IVM Investment Fund VIII-A, LLC. T. Peter Thomas, William P. Tai and nine other individuals are general partners of Institutional Venture Management VIII, L.P., which is a general partner of Institutional Venture Partners VIII, L.P., IVM Investment Fund VIII, LLC and IVM Investment Fund VIII-A, LLC. Each general partner disclaims beneficial ownership of the shares held by these funds except to the extent of his or her pecuniary interest in these shares. The address of Institutional Venture Partners is 3000 Sand Hill Road, Building Two, Suite 290, Menlo Park, California 94025. Of the number of shares that are beneficially owned by Mr. Thomas, 40,737 shares are subject to options exercisable within 60 days after April 16, 2003.

(2)	Represents shares held by Vulcan Ventures Incorporated, of which Paul G. Allen is the sole owner and chief executive officer.

(3)	Of the number of shares that are beneficially owned by Mr. Ditzel, 153,332 shares are subject to options exercisable within 60 days after April 16, 2003.

(4)	Includes 201,525 shares held by Mr. Tai and 158,400 shares held by WT Technology, which Mr. Tai controls and which he and his family members may be deemed to own beneficially. Also includes 3,299,998 shares held by entities affiliated with Institutional Venture Partners, as to which Mr. Tai shares voting and dispositive power. The address of WT Technology is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building Two, Suite 290, Menlo Park, California 94025. Also includes 2,700 shares held of record by Steven Kay and Augustus Owen Tai, as trustee for the Beauchamp Tai Irrevocable Children’s Trust dated October 1, 2000. Of the number of shares that are beneficially owned by Mr. Tai, 14,925 shares are subject to options exercisable within 60 days after April 16, 2003.

(5)	Represents shares subject to options exercisable within 60 days after April 16, 2003.

(6)	Includes 71,866 shares held by Dr. Goldman, as trustee for the Murray A. Goldman Irrevocable Deed of Trust dated February 29, 2000. Of the number of shares that are beneficially owned by Dr. Goldman, 181,592 shares are subject to options exercisable within 60 days after April 16, 2003.

(7)	Of the number of shares that are beneficially owned by Mr. Rubinson, 684,791 shares are subject to options exercisable within 60 days after April 16, 2003.

(8)	Includes 541,667 shares subject to options within 60 days after April 16, 2003.

(9)	Of the number of shares that are beneficially owned by Mr. Barnes, 181,592 shares are subject to options within 60 days after April 16, 2003.

(10)	Includes 279,736 shares subject to options within 60 days after April 16, 2003.

EXECUTIVE OFFICERS

      The following table presents the names, offices, and ages of each of our executive officers, as of April 16, 2003:

Name	Age	Position

Fred Brown	58	Senior Vice President of Worldwide Sales
Svend-Olav Carlsen	37	Vice President of Finance and Chief Financial Officer
Godfrey D’Souza	39	Vice President of VLSI Design
David R. Ditzel	46	Chief Technology Officer
Ray Holzworth	47	Vice President of Operations
John O’Hara Horsley	41	Vice President, General Counsel and Secretary
Takashi Murayama	52	Vice President and President of Transmeta KK
Matthew R. Perry	40	President and Chief Executive Officer
Barry L. Rubinson	56	Vice President of Software
Arthur L. Swift	44	Senior Vice President of Marketing

      Fred Brown has served as Senior Vice President of Worldwide Sales since October 2001. From February 1994 to February 2001, Mr. Brown was employed by C-Cube Microsystems, Inc., a digital video technology company, in a variety of positions, most recently as Senior Vice President of Worldwide Sales. From May 1983 to February 1994, Mr. Brown was employed by LSI Logic, a manufacturer and supplier of integrated circuits, in a variety of positions, most recently as Vice President, Asia Pacific Sales. Mr. Brown holds a B.S. in electrical engineering from Carnegie Institute of Technology, now Carnegie Mellon University.

      Svend-Olav Carlsen has served as Chief Financial Officer since June 2002, Vice President of Finance since December 2001 and served as Corporate Controller from October 2000 until December 2001. From July 1997 to October 2000, Mr. Carlsen was employed by S3 Incorporated, a semiconductor company, in a variety of financial management positions, most recently as Assistant Corporate Controller and Director of Tax and International Finance. From April 1996 to July 1997, Mr. Carlsen was employed by Diamond Multimedia Systems Ltd., where he served as European Regional Financial Controller. From September 1993 to April 1996, Mr. Carlsen was employed by Coopers & Lybrand as an Audit Manager. Mr. Carlsen is a Certified Public Accountant and holds an undergraduate degree and an M.B.A. from LMU, University of Munich, Germany.

      Godfrey D’Souza has served as Vice President of VLSI Design since November 2001. From October 1995 to November 2001, Mr. D’Souza served in a variety of technical and management positions at Transmeta, most recently as Senior Director. From May 1993 to October 1995, Mr. D’Souza was employed by Sun Microsystems, a provider of network computing environments, where he held a variety of positions, most recently as Staff Engineer. From April 1989 to May 1993 Mr. D’Souza was employed by LSI Logic, a manufacturer and supplier of integrated circuits, in a variety of positions, most recently as Microprocessor Design Engineer. Mr. D’Souza holds a B.E. in electrical engineering from the Maharaja Sayajirao University of Baroda, Vadodara, India and an M.S. in electrical engineering from the University of Washington.

      David R. Ditzel is a co-founder of Transmeta. Mr. Ditzel has served as Vice Chairman of the board of directors and Chief Technology Officer since March 2001 and has been a director of Transmeta since March 1995. From March 1995 to March 2001, Mr. Ditzel served as Chief Executive Officer of Transmeta and as President from March 1995 to January 2000. In addition, Mr. Ditzel served as Vice President of Engineering of Transmeta from March 1995 to November 1998. From 1987 to 1995, Mr. Ditzel was employed at Sun Microsystems, a provider of network computing environments, where he held a variety of positions, most recently as Director of SPARC Laboratories and Chief Technical Officer of the Microelectronics division. From 1978 to 1987, Mr. Ditzel was employed at AT&T Bell Laboratories, where he was a Member of Technical Staff. Mr. Ditzel holds a B.S. in electrical engineering and a B.S. in computer science from Iowa

State University and an M.S. in electrical engineering and computer science from the University of California at Berkeley.

      Ray Holzworth has served as Vice President of Operations since August of 2002. From November 2000 to June 2002, Mr. Holzworth was employed by PLX Technology, a supplier of high-speed, I/ O interconnect silicon for the server, storage, communications and industrial control industries, where he served as Vice President of Operations. From June 1998 to November 2000, Mr. Holzworth was employed by Triscend Corporation, a supplier of configurable system-on-chip devices and customizable microcontrollers, where he served as Vice President of Operations. Mr. Holzworth holds A.B. degrees in Math, Chemistry, and Physics from Erskine College, an M.S. degree in Materials Science from the University of Florida at Gainesville, an M.S. degree in Electrical Engineering from Stanford University, and an M.B.A. from San Jose State University.

      John O’Hara Horsley has served as a Vice President since July 2001 and as General Counsel of Transmeta since July 2000. From November 1997 to July 2000, Mr. Horsley served at the Federal Trade Commission in appointed positions within the Bureau of Competition, most recently as Chief Counsel for Intellectual Property and Technology Matters. From October 1988 to October 1997, Mr. Horsley practiced law as an associate and partner with Pillsbury Madison & Sutro, where he specialized in litigation and strategic counseling in intellectual property, antitrust and securities law matters. Mr. Horsley holds a B.A. in Philosophy and a B.A. in English from the University of Utah and a J.D. from the University of California at Berkeley.

      Takashi Murayama has served as Vice President and President of Transmeta KK since August 2002. From May 1999 to August 2001, Mr. Murayama was employed by Conexant, a provider of semiconductor solutions, where he served as Executive Sales Director. From July 1978 to April 1999 Mr. Murayama was employed by Intel, a microprocessor manufacturer, where he held a variety of positions, most recently as Regional Sales Manager. Mr. Murayama holds a B.S. in electrical engineering from Kagoshima University in Japan.

      Matthew R. Perry has served as President and Chief Executive Officer and as a director of Transmeta since April 2002. From December 1995 to April 2002, Dr. Perry was employed at Cirrus Logic, Inc., a supplier of chip solutions for consumer entertainment electronics, where he held a variety of positions, most recently as Vice President and General Manager, in which position he managed, in succession, Cirrus Logic’s Embedded Processors Division, Crystal Products Division and Optical Products Division. Before joining Cirrus Logic, Dr. Perry was employed at Advanced Micro Devices, a supplier of integrated circuits and, prior to that, at Motorola, a provider of integrated communications solutions and embedded electronic solutions, in each case where he held management positions. Dr. Perry earlier served as an Assistant Professor of Electrical Engineering at Texas Tech University. Dr. Perry also serves on the board of directors of the Consumer Electronics Association. Dr. Perry holds a B.S. in electrical engineering, an M.S. in electrical engineering and a Ph.D. in electrical engineering, all from Oklahoma State University.

      Barry L. Rubinson has served as Vice President of Software of Transmeta since August 2000. From August 1999 to July 2000, Mr. Rubinson was employed at AltaVista, an Internet search services company, where he held a variety of positions, most recently as Vice President of Engineering and then as Chief Technology Officer of the AltaVista search division. From June 1998 to August 1999, Mr. Rubinson was employed at Compaq Computer Corporation, a computer manufacturer, as Vice President of Engineering. From April 1974 until June 1998, Mr. Rubinson was employed at Digital Equipment Corporation, a computer manufacturer, where he held a variety of positions, most recently as Corporate Consulting Engineer. Mr. Rubinson holds a B.S. in Management Science and a M.S. in Computer Engineering from Case Western Reserve University.

      Arthur L. Swift has served as Senior Vice President of Marketing of Transmeta since March 2003. From February 2002 to March 2003, Mr. Swift was employed by Summit Microelectronics, a supplier of semiconductors that manage the power functions in communications, networking, storage and server systems, where he served as Vice President of Marketing and Business Development. From July 2000 to August 2001, Mr. Swift was employed by LynuxWorks, Inc, a supplier of embedded operating systems and tools, for real-

time and embedded applications, where he served in the office of the President and Chief Operating Officer. Before that, Mr. Swift was employed as President and Chief Operating Officer of ISDCorp, an embedded software and services company, from March 2000 until it was acquired by LynuxWorks, Inc. in July 2000. From October 1996 to March 2000, Mr. Swift was employed by Cirrus Logic, Inc., a supplier of chip solutions for consumer entertainment electronics, where he held a variety of positions, most recently as Vice President and General Manager of the Magnetic Storage Division. From 1994 to 1996, Mr. Swift was employed at Sun Microsystems, a provider of network computing environments, where he served as Vice President of Marketing and had marketing responsibility for Sun’s semiconductor division and Sparc microprocessors. From 1992 to 1994, Mr. Swift was employed by Digital Equipment Corporation, a computer manufacturer, where he held a variety of positions, most recently as Vice President of Marketing and Sales, in which role he had responsibility for Digital’s semiconductor business unit including Alpha microprocessors. Mr. Swift holds a B.S. in Electrical Engineering from The Pennsylvania State University.

EXECUTIVE COMPENSATION

Summary Compensation

      The following table presents information about the compensation awarded to, earned by or paid to (i) our Chief Executive Officer at December 27, 2002 and each other person who served as Chief Executive Officer during 2002, (ii) our four other most highly compensated executive officers as of December 27, 2002 whose salary and bonus for fiscal 2002 was more than $100,000 and (iii) one other person who served as an executive officer during 2002, who, had he served as an executive officer as of December 27, 2002, would have been one of our four most highly compensated executive officers. We do not grant stock appreciation rights and have no long-term compensation benefits other than stock options.

Summary Compensation Table

						Long-Term
						Compensation Awards
		Annual Compensation
						Shares of Common
Name and Principal				Other Annual		Stock Underlying	All Other
Position	Year	Salary	Bonus	Compensation		Options	Compensation

Matthew R. Perry(1)	2002	$238,750	$191,250	$35,783	(2)	3,000,000	—
Chief Executive Office	2001	—	—	—		—	—
and President	2000	—	—	—		—	—
Murray A. Goldman(3)	2002	$168,183	$250,000	—		215,000	—
Chairman of the Board	2001	50,000	—	—		15,000	—
and Former Chief	2000	159,222	82,113	—		—	—
Executive Officer
R. Hugh Barnes(4)	2002	$168,183	$500,000	—		215,000	—
Director and Former	2001	50,000	—	—		15,000	—
Chief Operating	2000	—	—	—		—	—
Officer and President
Fred Brown(5)	2002	$222,000	$39,516	—		140,000	—
Senior Vice President	2001	49,614	—	—		1,300,000	—
of Worldwide Sales	2000	—	—	—		—	—
David R. Ditzel	2002	$275,016	$64,410	—		370,000	—
Vice Chairman	2001	275,016	63,345	—		250,000	—
of the Board and Chief	2000	243,504	124,528	—		—	—
Technology Officer
John O’Hara Horsley(6)	2002	$211,208	$37,555	—		400,000	—
Vice President and	2001	164,303	50,930	—		300,000	—
General Counsel	2000	69,353	9,639	$2,334	(2)	200,000	—
Barry L. Rubinson(7)	2002	$206,740	$36,283	—		340,000	—
Vice President of	2001	205,851	37,876	—		150,000	—
Software	2000	80,192	36,692	—		600,000	—

(1)	Dr. Perry has served as President and Chief Executive Officer since April 2002.

(2)	Represents relocation expense.

(3)	Dr. Goldman has served as Chairman of the board of directors of Transmeta since November 1998 and served as Chief Executive Officer from October 2001 to April 2002.

(4)	Mr. Barnes has served on the board of directors of Transmeta since November 1998 and served as Chief Operating Officer and President from October 2001 to April 2002.

(5)	Mr. Brown’s employment commenced with us in October 2001.

(6)	Mr. Horsley has served as General Counsel of Transmeta since July 2000 and as Vice President since June 2001.

(7)	Mr. Rubinson has served as Vice President of Software since August 2000.

Option Grants in Fiscal 2002

      The following table presents information about option grants during 2002 to the executive officers named in the Summary Compensation Table.

Option Grants in Fiscal 2002

						Potential Realizable
						Value at Assumed
			Percentage of Total			Annual Rates of Stock
			Transmeta Options			Price Appreciation for
	Number of Securities		Granted to			Option Term(3)
	Underlying Options		Employees in	Exercise Price	Expiration
Name	Granted(1)		2002(2)	Per Share	Date	5%	10%

Matthew R. Perry	2,000,000	(4)	9.01%	$2.60	04/10/2012	$3,270,252	$8,287,461
	1,000,000	(5)	4.50%	$1.05	11/12/2012	$660,339	$1,673,430
Murray A. Goldman	200,000	(6)	0.90%	$2.46	04/15/2012	$309,416	$784,121
	15,000	(7)	0.07%	$2.48	05/15/2012	$23,395	$59,287
R. Hugh Barnes	200,000	(6)	0.90%	$2.46	04/15/2012	$309,416	$784,121
	15,000	(7)	0.07%	$2.48	05/15/2012	$23,395	$59,287
Fred Brown	140,000	(8)	0.63%	$1.05	11/12/2012	$92,448	$234,280
David R. Ditzel	240,000	(9)	1.08%	$2.46	04/15/2012	$371,299	$940,946
	130,000	(8)	0.59%	$1.05	11/12/2012	$85,844	$217,546
John O’Hara Horsley	180,000	(10)	0.81%	$2.46	04/15/2012	$278,475	$705,709
	220,000	(8)	0.99%	$1.05	11/12/2012	$145,275	$368,155
Barry L. Rubinson	200,000	(11)	0.90%	$2.46	04/15/2012	$309,416	$784,121
	140,000	(8)	0.63%	$1.05	11/12/2012	$92,448	$234,280

(1)	The options shown in the above table were granted at an exercise price equal to the fair market value of our common stock and will expire ten years from the date of grant.

(2)	During fiscal 2002, we granted to our employees options to purchase a total of 22,278,100 shares of common stock.

(3)	Potential realizable values are calculated by multiplying the number of shares of common stock subject to a given option by the exercise price; assuming that the amount derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option; and subtracting from that result the total option price. The 5% and 10% assumed annual rates of stock appreciation are required by the rules of the Securities and Exchange Commission and do not reflect our estimate or projection of future common stock prices.

(4)	This option vested as to 200,000 shares on April 10, 2002, vested as to 25% of the remaining 1,800,000 shares on April 10, 2003 and will vest as to 2.083% of the remaining 1,800,000 shares each month after that, so long as he remains employed by us. In addition, the vesting of this option accelerates as to one-half of the remaining unvested shares if Transmeta were to experience a change of control and his employment were to be terminated without cause or if he resigned for good reason within one year following that change of control. For additional information see “Report on Executive Compensation — Chief Executive Officer Compensation” below.

(5)	This option vested as to 200,000 shares on November 12, 2002 and as to the remaining 800,000 shares as follows: the option vested as to the first 25% on April 10, 2003 and will vest as to the remaining 75% over the next three years in equal monthly installments, and will be fully vested on April 10, 2006, so long as he remains employed by us. In addition, the vesting of this option accelerates as to one-half of the remaining unvested shares if Transmeta were to experience a change of control and his employment was terminated without cause or if he resigned for good reason within one year following that change of control. For additional information see “Report on Executive Compensation — Chief Executive Officer Compensation” below.

(6)	This option vested as to 120,000 shares on April 15, 2002, and as to the remaining 80,000 shares in equal monthly installments during the 24 month period starting on April 15, 2002 at the rate of 1/24th of 80,000 shares per month, so long as he remains a director or consultant.

(7)	This option vests as to one-third of the shares on May 15, 2003 and as to 2.778% of the shares each month after that, so long as he remains a director or consultant.

(8)	This option vests over a three year period, as to 50% of the shares on November 12, 2003, and 2.0833% of the shares each month after that, so long as he remains employed by us.

(9)	This option vests monthly during the 48 month period starting April 15, 2002 at the rate of 1/48th of 240,000 shares per month, so long as he remains employed by us.

(10)	This option vests as to 40,000 shares during the 12 month period starting April 15, 2003 at the rate of 1/12th of 40,000 shares per month, as to 60,000 shares during the 12 month period starting April 15, 2004 at the rate of 1/12th of 60,000 shares per month, and as to the remaining 80,000 shares during the 12 month period starting April 15, 2005 at the rate of 1/12th of 80,000 shares per month, so long as he remains employed by us.

(11)	This option vests as to 40,000 shares during the 12 month period starting April 15, 2003 at the rate of 1/12th of 40,000 shares per month and as to the remaining 160,000 shares during the 24 month period starting April 15, 2004 at the rate of 1/24th of 160,000 shares per month, so long as he remains employed by us.

AGGREGATED OPTION VALUES

      The following table sets forth certain information concerning the number and value at December 27, 2002 of unexercised options held by the executive officers named in the Summary Compensation Table. None of the executive officers named in the Summary Compensation Table exercised any stock options during fiscal 2002.

	Number of Securities
	Underlying Unexercised		Value of Unexercised In-the-
	Options at Fiscal Year		Money Options at Fiscal
	End(#)		Year End(1)($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Matthew R. Perry	400,000	2,600,000	$32,000	$128,000
Murray A. Goldman	154,548	75,452	$0	$0
R. Hugh Barnes	154,548	75,452	$0	$0
Fred Brown	379,167	1,060,833	$0	$22,400
David R. Ditzel	73,333	546,667	$0	$20,800
John O’Hara Horsley	196,875	703,125	$0	$35,200
Barry L. Rubinson	409,375	680,625	$0	$22,400

(1)	These values have not been, and may never be, realized. The values are based, with respect to options exercisable for shares of our common stock, on the positive spread between the respective exercise prices of outstanding stock options and the closing price of our common stock on December 27, 2002 ($1.21 per share).

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth certain information, as of December 27, 2002, concerning securities authorized for issuance under all Transmeta equity compensation plans:

			Number of securities
			remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column(a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	30,731,669	$2.75	7,073,335 (1)
Equity compensation plans not approved by security holders	2,186,061 (2)	$4.70 (2)	—

Total	32,917,730	$2.88	7,073,335

(1)	Includes 1,100,358 shares available for issuance under Transmeta’s 2000 Equity Incentive Plan and 5,972,977 shares available for issuance under Transmeta’s 2000 Employee Stock Purchase Plan.

(2)	Includes options to purchase 1,139,833 shares and warrants to purchase 1,046,228 shares outstanding as of December 27, 2002 that were issued by Transmeta under non-plan grants.

Transmeta Non-Plan Option Grants

      Options granted to 16 individuals outside of any equity compensation plan adopted by Transmeta remained outstanding as of December 27, 2002 (“Non-Plan Options”). Of these Non-Plan Options, two were held by members of our board of directors, two were held by executive officers of Transmeta and twelve were held by non-executive employees of Transmeta. Such Non-Plan Option grants were made pursuant to the terms of a form Non-Plan Stock Option Agreement, with each such grant authorized by the board or the compensation committee of the board. The Non-Plan Option grants have not been approved by our stockholders.

      All of the Non-Plan Options are non-qualified stock options and were issued with an exercise price equal to 100% of the fair market value of the corresponding shares of common stock on the date of such grant. Each of the Non-Plan Options to employees, including those held by two of our executive officers, vest as to (i) 25% of the corresponding shares one year after the date of the respective grant and (ii) 2.08333% of the shares each month thereafter. Each of the Non-Plan Options to directors vest as to (i) one-third of the corresponding shares one year after the date of the respective grant and (ii) 2.77778% of the shares each month thereafter.

      The Non-Plan Options expire, in the event the grantee’s employment is terminated for any reason other than as a result of such grantee’s death or disability or for cause, three months following such termination of employment, in the event the grantee’s employment is terminated as a result of such grantee’s death or disability, twelve months following such termination; and, in the event the grantee’s employment is terminated for cause, on such termination date. In addition, the option grant agreement provides for the payment of the exercise price of options by any of the following means: (1) in cash (by check); (2) by cancellation of indebtedness of Transmeta to the participant; (3) at the discretion of our board of directors, by surrender of shares of our common stock; (4) at the discretion of our board of directors, by tender of a full recourse promissory note; (5) by waiver of compensation due or accrued to the participant for services rendered; (6) through a “same day sale” commitment from the participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”); or (7) through a “margin” commitment from the participant and an NASD Dealer; or (8) by any combination of the foregoing.

      In the event of a merger, consolidation, dissolution or liquidation of Transmeta, the sale of substantially all of our assets or any other similar corporate transaction, the successor corporation may assume or substitute for the Non-Plan Options. In the event such successor corporation refuses to assume, replace or substitute the Non-Plan Option, as provided above, then the Non-Plan Option will expire on such transaction at such time and on such conditions as our board of directors will determine.

      Of the Non-Plan Options, as of December 27, 2002, there were outstanding (i) a Non-Plan Option to purchase 80,000 shares of our common stock granted to Svend-Olav Carlsen, our Chief Financial Officer, at an exercise price of $9.50 per share, (ii) a Non-Plan Option to purchase 600,000 shares of our common stock granted to Barry L. Rubinson, our Vice President of Software, at an exercise price of $6.00 per share, (iii) a Non-Plan Option to purchase 60,000 shares of our common stock granted to Larry R. Carter, a member of our board of directors, at an exercise price of $9.50 per share, (iv) a Non-Plan Option to purchase 30,000 shares of our common stock granted to T. Peter Thomas, a member of our board of directors, at an exercise price of $9.50 per share and (v) Non-Plan Options to purchase 369,833 shares of Transmeta’s common stock granted to twelve non-executive employees of Transmeta, at a weighted average exercise price of $9.50 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The compensation committee of the board currently consists of William P. Tai and T. Peter Thomas, neither of whom has any interlocking relationships as defined by the Securities and Exchange Commission.

REPORT ON EXECUTIVE COMPENSATION

      This report on executive compensation is required by the Securities and Exchange Commission. It shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference. Also, it shall not otherwise be deemed soliciting material or filed under these Acts.

      The compensation committee of the board makes decisions regarding executive compensation and stock option grants to executives. The committee is composed of two independent non-employee directors, neither of whom has any interlocking relationships as defined by the Securities and Exchange Commission. Although the Chief Executive Officer and the Chief Financial Officer attend some of the meetings of the committee, they do not participate in deliberations that relate to their own compensation.

General Compensation Policy

      The committee acts on behalf of the board to establish the general compensation policy for our executive officers and directors. The committee typically reviews base salary levels and target bonuses for the Chief Executive Officer (“CEO”) and other executive officers. The committee also makes grants of stock options to executive officers, including the CEO, and other grants if such grants exceed 75,000 shares. The board has authorized the CEO and President to grant options to purchase 75,000 or fewer shares to employees who are not directors or executive officers.

      The committee’s compensation philosophy for executive officers, including the CEO, is to relate compensation directly to corporate performance, while providing a total compensation package that is competitive and enables Transmeta to attract, motivate, reward and retain key executives and employees. Our compensation policy, which applies to executive officers and our other key employees, relates a portion of each individual’s total compensation to our revenue and profit objectives as well as individual objectives set at the beginning of the year. Consistent with this policy, a designated portion of the compensation of our executive officers is contingent on corporate performance and, in the case of certain executive officers, is also based on the individual officer’s performance, as determined by the committee in its discretion. Each executive officer’s compensation package may, in one or more years, be comprised of the following three elements:

•	base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in the San Francisco Bay Area that are of comparable size to Transmeta and with which Transmeta competes for executive personnel;

•	annual variable performance awards such as bonuses payable in cash and tied to the achievement of performance goals, financial or otherwise, that are established by the compensation committee; and

•	long-term equity incentives to strengthen the mutuality of interests between Transmeta’s executive officers and its stockholders.

      The committee determines base salaries, incentive compensation and stock option grants for the executive officers based in part on its review of the Radford Executive Compensation Report, the American Electronics Association Executive Compensation Survey for Electronics and Information Technology Companies and other surveys of prevailing compensation practices among high-technology companies with whom Transmeta competes for executive talent, and by their evaluation of this information in connection with our corporate goals. These surveys are nationally known for their databases of high technology company compensation practices. The Radford Survey itself includes over 500 high technology companies. To this end, the committee attempts to compare the compensation of our executive officers with comparable survey positions and the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation.

      In preparing the performance graph for this proxy statement, we used both the JP Morgan H&Q Semiconductors Index and the RDG Semiconductor Composite. The JP Morgan H&Q Semiconductors Index had been our published line of business index, but ceased to exist as of March 2002. We are transitioning to the RDG Semiconductor Composite, which we feel adequately represents our industry group. The companies in the Radford Survey are substantially similar to the companies contained in the RDG Semiconductor Composite. Nevertheless, certain of the companies in the RDG Semiconductor Composite were not included in the Radford Survey and our other salary surveys because they were not determined to be competitive with us for executive talent or because compensation information was not available.

      The committee reviews this competitive market information together with the CEO for each executive level position, but solely within the committee with respect to the CEO’s total compensation. In addition, the committee reviews each executive officer’s performance for the last year and objectives for the upcoming year, together with the executive officer’s responsibility level and our fiscal performance, as compared to the objectives for the last year and our performance targets for the upcoming year.

Executive Compensation

      Base Compensation. Salaries for executive officers for fiscal 2002 were generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history as well as the salaries for similar positions at comparable companies.

      Incentive Compensation. Cash bonuses are awarded to the extent that an executive officer has achieved predetermined individual objectives and we have met predetermined financial performance objectives as set by the board at the beginning of the year and at the beginning of each quarter. Eligibility for a cash bonus is determined by the committee. The CEO’s evaluation of the executives’ performance (other than his own) is taken into account in determining whether those individual objectives have been satisfied. Performance is measured at the end of each quarter and at the end of the year. For fiscal 2002, in general, the basis of incentive compensation for executive officers was 50% for corporate objectives, and 50% for personal objectives, ranging from approximately 25% to 50% of an individual’s base compensation. The committee, in its discretion, determines the targets and actual bonus payments.

      Stock Options. Stock options are an essential element of our executive compensation package. The committee believes that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of the equity-based compensation depends entirely on appreciation of our common stock. Stock options have value for the executive only if the price of our common stock increases above the fair market value on the grant date and the executive remains in our employ for the period required for the options or shares to vest. Substantially all of our full-time employees are granted employee stock options.

      The number of shares subject to each stock option granted is within the discretion of the committee and is based on anticipated future contribution and ability to impact corporate results or on consistency within the executive’s peer group. The stock options are granted at a price that is equal to the fair market value of our common stock on the date of grant. The stock options typically vest over a four-year period. The committee may grant additional stock options to executives in connection with a significant change in responsibilities, to achieve equity within a peer group or for other reasons. The committee takes into account the number of unvested options. In the discretion of the committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. In 2002, the committee considered all of these factors and granted options to executive officers in April and November, as part of a company-wide option grant program focusing on employee retention.

Chief Executive Officer Compensation

      In October 2001, Murray A. Goldman was appointed CEO on an interim basis until April 2002, with an annual base salary of $240,000. He was paid a salary of $168,183 and a bonus in the amount of $250,000 during 2002. The committee also granted Dr. Goldman an option to purchase 200,000 shares in April 2002. In connection with his service as an outside director, he participated in the automatic grant program for outside directors.

      In April 2002, we hired Matthew R. Perry as our President and CEO and appointed him as a member of our board of directors. We agreed to pay him an annual base salary of $330,000 and to allow him to participate in our executive bonus plan, with a target bonus of fifty percent of his base salary. We granted him an option to purchase 2,000,000 shares of our common stock, exercisable at $2.60 per share and expiring on April 10, 2012. This option was vested as to 200,000 shares on April 10, 2002, vested as to 25% of the remaining 1,800,00 shares on April 10, 2003 and will vest as to 2.083% of the remaining 1,800,000 shares each month after that, so long as he remains employed by us. In addition, the vesting of this option accelerates as to one-half of the remaining unvested shares if Transmeta were to experience a change of control and his employment were to be terminated without cause or if he resigned for good reason within one year following that change of control. We also paid Dr. Perry a $150,000 starting bonus and agreed to make available up to $1,000,000 in home loan assistance. In respect of that latter obligation, we have very recently entered into a one-year lease of a house to be occupied by Dr. Perry as his residence; we pay $4,200 per month under that lease and expect to make certain related tax payments. During 2002, Dr. Perry was paid a salary of $238,750 and a bonus in the amount of $191,250. He also received reimbursements in the amount of $35,783 for relocation expenses, which includes temporary accommodations. The committee also granted Dr. Perry an option to purchase 1,000,000 shares in November 2002, exercisable at $1.05 per share and expiring on November 12, 2012. This option vested as to 200,000 shares on November 12, 2002 and as to the remaining 800,000 shares as follows: the option vested as to the first 25% on April 10, 2003 and will vest as to the remaining 75% over the next three years in equal monthly installments, and will be fully vested on April 10, 2006, so long as he remains employed by us.

Compliance with Section 162(m) of the Internal Revenue Code

      Having considered the requirements of Section 162(m), the committee believes that grants made under the 2000 Equity Incentive Plan meet the requirements for performance-based grants as defined in Section 162(m). We intend to comply with the requirements of Section 162(m) of the Internal Revenue Code for 2003. We do not expect cash compensation for 2002 to any of our executive officers to be more than $1,000,000 or consequently affected by the requirements of Section 162(m).

COMPENSATION COMMITTEE

William P. Tai
T. Peter Thomas

COMPANY STOCK PRICE PERFORMANCE

      The stock price performance graph below is required by the Securities and Exchange Commission. It shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference. Also, it shall not otherwise be deemed soliciting material or filed under these Acts.

      The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Nasdaq Stock Market Index, the RDG Semiconductor Composite and the JP Morgan H&Q Semiconductors Index. The graph assumes that $100 was invested in our common stock, the Nasdaq Stock Market Index, the RDG Semiconductor Composite and the JP Morgan H&Q Semiconductors Index on November 7, 2000, and calculates the annual return through December 31, 2002. The stock price performance shown in the graph below is based on historical data and does not necessarily indicate future stock price performance.

      The JP Morgan H&Q Semiconductors Index had been our published line of business index, but ceased to exist as of March 2002. We are transitioning to RDG Semiconductor Composite, which we feel adequately represents our industry group.

COMPARISON OF 26 MONTH CUMULATIVE TOTAL RETURN*

AMONG TRANSMETA CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE JP MORGAN H & Q SEMICONDUCTORS INDEX
AND THE RDG SEMICONDUCTORS COMPOSITE

	11/7/00	12/00	12/01	12/02

Transmeta Corporation	100	111.90	10.90	5.57
NASDAQ Stock Market (U.S.)	100	72.96	57.88	40.04
JPMorgan H&G Semiconductors	100	75.90	73.57
RDG Semiconductor Composite	100	73.65	63.50	27.70

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      Subject to ratification by the stockholders, the audit committee has reappointed Ernst & Young LLP as independent auditors to audit our financial statements for the current fiscal year. Representatives of the firm of Ernst & Young LLP are expected to be present at the meeting and will have an opportunity to make a statement if they so desire and will be available to respond to the appropriate questions.

      During the fiscal year ended December 27, 2002, the aggregate fees billed by Ernst & Young LLP, our independent auditors, for professional services were as follows:

      Audit Fees.

      Fees for the last fiscal year were $320,300 for the annual audit.

      Financial Information Systems Design and Implementation Fees. Ernst & Young LLP did not provide any financial information systems design or implementation services in the fiscal year ended December 27, 2002.

      All Other Fees.

      Fees for the last fiscal year were $35,700 for audit related services and $9,723 for nonaudit related services.

      The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as auditors of our financial statements, and concluded that they were.

The board recommends a vote FOR ratification of the selection of Ernst & Young LLP

REPORT OF THE AUDIT COMMITTEE

      The following is the report of the audit committee with respect to Transmeta’s audited financial statements for fiscal year 2002. It shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference. Also, it shall not otherwise be deemed soliciting material or filed under these Acts.

      The audit committee’s purpose is to assist the board in its oversight of our financial accounting, reporting and controls, by monitoring the periodic reviews and audits of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our independent auditors and our financial and senior management; appointing, reviewing and evaluating the independence and performance of our independent auditors; and facilitating communication among our independent auditors, our financial and senior management, and the board. The committee operates under a charter originally approved by the board in August 2000, and most recently approved by the board in March 2002.

      Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. The audit committee discusses with our independent auditors the overall scope and plans for the audit. The audit committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Transmeta’s internal controls and the overall quality of Transmeta’s accounting principles.

      In performing its oversight role, the audit committee considered and discussed the audited financial statements with management and the independent auditors. The committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence. Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to below and in its charter, the audit committee recommended to the board that the audited financial statements be included in the Annual Report on Form 10-K for fiscal year 2002. The audit committee recommended, subject to stockholder approval, the selection of Ernst & Young LLP as independent auditors.

      The members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of Transmeta’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact “independent” as required by the Nasdaq National Market.

AUDIT COMMITTEE:

Larry R. Carter
William P. Tai
T. Peter Thomas

RELATED PARTY TRANSACTIONS

      Other than the compensation arrangements described in “Director Compensation” and “Executive Compensation” and the transactions described below, since January 1, 2002, there has not been nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party to which the amount involved exceeds $60,000 and in which any executive officer, director or beneficial owner of more than 5% of our common stock had or will have a direct or indirect material interest.

      Since October 2001, we entered into our standard form indemnification agreement with the following current executive officers: Matthew Perry, our President and Chief Executive Officer, Fred Brown, our Senior Vice President of Worldwide Sales, Svend-Olav Carlsen, our Chief Financial Officer, Godfrey D’Souza, our Vice President of VLSI Design, Ray Holzworth, our Vice President of Operations, Takashi Murayama, our Vice President and President of Transmeta KK, and Arthur L. Swift, our Senior Vice President of Marketing. Each agreement provides for the indemnification of the officer and for all expenses and liabilities incurred in connection with any action or proceeding brought against him by reason of the fact that he is or was an agent of Transmeta.

STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at our 2004 annual meeting of stockholders must be received at our principal executive offices no later than January 2, 2004 in order to be included in our proxy statement and form of proxy relating to that meeting. Stockholders wishing to bring a proposal before our 2004 annual meeting of stockholders (but not include the proposal in our proxy materials) must provide written notice of the proposal to the Secretary of Transmeta at our principal executive offices on or after February 14, 2004 and on or before March 15, 2004. In addition, stockholders must comply with the procedural requirements in our bylaws. Under our bylaws, notice must be delivered to the Secretary of Transmeta at our principal executive offices no less than 75 days and no more than 105 days before the first anniversary of the 2003 annual meeting. If the annual meeting in 2004 is more than 30 days before or more than 60 days after the first anniversary of the 2003 annual meeting, then stockholders must give us notice of any proposal no less than 75 days before the meeting or 10 days after we publicly announce the date of the meeting and no more than 105 days before the meeting. The stockholder’s notice must specify, as to each proposed matter: (a) a description of the business and reason for conducting the business at the meeting; (b) the name and address as they appear on our books of the stockholder proposing the business, or the name of the beneficial holder or other party on whose behalf the proposal is made; (c) the class and number of shares of our common stock owned by the stockholder, beneficial holder or other party on whose behalf the proposal is made; and (d) any material interest in the matter of the stockholder or beneficial holder or other party on whose behalf the proposal is made. Stockholders can obtain a copy of our bylaws from us upon request. The bylaws are also on file with the Securities and Exchange Commission. The proxy holders will vote all proxies received for the annual meeting in 2004 according to their judgment on all stockholder proposals that we receive after March 15, 2004.

COMPLIANCE UNDER SECTION 16(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16 of the Securities Exchange Act of 1934 requires our directors, officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) forms that they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2002.

OTHER BUSINESS

      The board does not intend to bring any other business before the meeting, and, so far as is known to the board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the proxy holders. A matter is considered properly brought before the 2003 annual meeting if we receive notice of the matter in the manner provided in our bylaws. Under our bylaws, notice must have been delivered to the Secretary of Transmeta at our principal executive offices no later than March 3, 2003.

      Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting.

TRANSMETA CORPORATION

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

MAY 29, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned, a stockholder of Transmeta Corporation, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 27, 2002; and, revoking any proxy previously given, hereby constitutes and appoints Matthew R. Perry and John O'Hara Horsley, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to represent and vote the shares of Common Stock of Transmeta Corporation standing in the name of the undersigned on April 16, 2003 at the Annual Meeting of Stockholders of Transmeta Corporation, on Thursday, May 29, 2003 at 8:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed hereby by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposal 2.

     This proxy will be voted in accordance with the judgment of the proxy holders named herein on any other business that may properly come before the meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934.

     COMMENTS/ADDRESS CHANGE: PLEASE MARK
COMMENT/ADDRESS BOX ON REVERSE SIDE

(Continued and to be signed on the reverse side)

Please mark your votes as indicated in this example	☒

The Board of Directors recommends that you vote FOR the nominees on Proposal 1 and FOR Proposal 2.

1.	Election of Class III Directors:	01	William P. Tai	02	Rick Timmins

FOR all nominees listed (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.

2.	Ratification of the appointment of Ernst & Young LLP as auditors for 2003.

FOR	AGAINST	ABSTAIN
☐	☐	☐

COMMENTS/ADDRESS CHANGE Please mark the box if you have written comments or an address change on the reverse side	☐	I Plan to Attend Meeting	☐

***IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW***

Signature_______________________Signature_____________________________Date_______________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer. PLEASE DATE THIS PROXY.

- FOLD AND DETACH HERE -
Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner
as if you marked, signed and returned your proxy card.

Telephone
Internet	1-800-435-6710		Mail
http://www.eproxy.com/tmta
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic
ballot	OR	Use any touch-tone
	telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.